ALTA BIOPHARMA PARTNERS II, L.P.
      MANAGEMENT RIGHTS, INVESTMENTS IN CERTAIN COUNTRIES, INDEMNIFICATION


                                MANAGEMENT RIGHTS

This agreement will confirm that pursuant to, and effective upon, the purchase of shares of stock of Deltagen, Inc. (the "Company") by Alta BioPharma Partners II, L.P. (the "Investor"). Investor will be entitled to the following contractual management rights, in addition to rights to nonpublic financial information, inspection rights, and other rights specifically provided to all investors in the financing:

     1) Concurrent with the Investor's purchase of the Company's shares, the board of directors of the Company shall elect a representative of the Investor (initially expected to be Edward Penhoet) to a vacant class III directorship.

     2) Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management's proposed annual operating plans, and management will meet with Investor regularly during each year at the Company's facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans;

     3) Investor may examine the books and records of the Company and inspect its facilities, and will receive upon request information at reasonable times and intervals concerning the general status of the Company's financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided;

     4) If the Investor is not represented on the Company's Board of Directors, the Company shall give to a representative of the Investor copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the Investor may be excluded from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board of Directors or such other time, if any, as the Board of Directors may determine in its sole discretion, such representative may address the Board of Directors with respect to the Investor's concerns regarding significant business issues facing the Company.

The aforementioned rights in paragraphs 2-4 are intended to satisfy the requirement of management rights for purposes of qualifying Investor's ownership of stock in the Company as a "venture capital investment" for purposes of the Department of Labor "plan asset" regulations, 29 C.F.R. ss.2510.3-101, and in the event the aforementioned rights are not satisfactory for such purpose, the Company and Investor shall reasonably


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cooperate in good faith to agree upon mutually  satisfactory  management  rights that satisfy such regulations.

Investor agrees, and any representative of Investor will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this agreement.

The rights described in paragraphs 2-4 above are nonassignable and shall terminate and be of no further force or effect upon the date upon which Investor ceases to hold any shares of the Company's stock. The confidentiality provisions hereof will survive any such termination.

                INVESTMENTS RELATING TO CERTAIN FOREIGN COUNTRIES

The Company hereby represents that it has not participated and is not participating in, an anti-Israeli boycott within the scope of chapter 7 of Part 2 of Division 4 of Title 2 of the California Government Code as in effect from time to time.

                                 INDEMNIFICATION

The  Company  will use its  reasonable  efforts to limit the  liability,  to the fullest extent permissible under the governing law of its state of incorporation, of any director representing Alta BioPharma Partners II, L.P. and each of his or her affiliated parties.

Accepted and agreed this _____ day of May, 2002



                                       DELTAGEN, INC.

                                       By:______________________________________
                                       Name: Richard H. Hawkins
                                       Title: Chief Financial Officer